Exhibit 99.1

CORPORATE PARTICIPANTS

David Butters Gulfmark Offshore Inc - Chairman

Quintin Kneen Gulfmark Offshore Inc - CFO

Bruce Streeter Gulfmark Offshore Inc - President & CEO

David Rosenwasser Gulfmark Offshore Inc - COO

CONFERENCE CALL PARTICIPANTS

Todd Scholl Clarkson Capital Markets - Analyst

Jeff Spittel Global Hunter Securities - Analyst

Gregory Lewis Credit Suisse - Analyst

Jeff Tillery Tudor, Pickering, Holt & Co. Securities - Analyst

Bill Dezellem Tieton Capital Management - Analyst

Joe Gibney Capital One - Analyst

Matt Beeby Williams Financial Group - Analyst

Cole Sullivan ISI Group - Analyst

Mark Brown Citigroup - Analyst

PRESENTATION

Operator

Welcome, everyone, to the GulfMark Offshore fourth-quarter 2012 earnings conference call. My name is Emily, and I will be your conference specialist for this presentation.

On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; Quintin Kneen, Chief Financial Officer; and David Rosenwasser, Chief Operating Officer. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

Please note, this event is being recorded.

This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations, and that the projected outcomes can or will be achieved. Thank you.

I would now like to turn the call over to Mr. David Butters. Please go ahead.

David Butters - Gulfmark Offshore Inc - Chairman

Thank you, Emily, and good morning, everyone, and welcome to GulfMark’s fourth-quarter and year-end conference call. Today we will follow our normal format, with management covering the financial and operational highlights.

But before we go into that, I would like to comment on an announcement that we made about two weeks ago. It was regarding the retirement of our Chief Executive Officer, Bruce Streeter, and that will be effective as of June — this June annual meeting. It was almost 23 years ago when Bruce took charge of a small, seven-vessel fleet Company, consisting of a few platform supply vessels acquired by GulfMark from Offshore Logistics, at a total purchase price of around $19 million. During the ensuing years, Bruce built the Company through astute purchases of existing tonnage, and the design and construction of modern vessels. The Company’s footprint during that period grew from a few vessels in the North Sea to a global enterprise consisting today of almost 100 vessels owned and operated throughout the world.

Within the industry, I think, Bruce is known as one of the most knowledgeable operators in the business, and as a man with a high degree of respect and intelligence. I know what he has achieved, having seen the intrinsic value of our Company grow almost 50 times since he took charge of the Company back 23 years ago. The shareholders have indeed benefited during this stewardship of Bruce. We will miss Bruce, but he will and we will move on.

And I think it is a real tribute to Bruce that the Board of Directors chose an individual within the Company to continue his legacy. And at this point, I’d like to congratulate Quintin Kneen on his upcoming appointment, and wish him the best of luck. So, with that, I would like to call on Quintin to summarize the fourth-quarter results, and then Bruce will cover the operational highlights of the last quarter. Quintin?

Quintin Kneen - Gulfmark Offshore Inc - CFO

Thank you, David. As we normally do, we will have about 30 minutes of prepared remarks from me, Bruce Streeter and David Rosenwasser, and then we will open it up for questions. As always, we will try to provide additional clarity on the first-quarter results — sorry, the fourth-quarter results. And then throughout the call, we will provide our expectations for 2013.

As we indicated in our press release, results for the fourth quarter were characterized by the typical Q4/Q1 seasonality, in combination with some unanticipated special items. Revenue for the quarter of $95 million came in on the low end of our quarterly guidance range. On a sequential quarterly basis, consolidated and quarterly revenue was down 7% from the third quarter, and on a year-over-year basis consolidated quarterly revenue was down 5% over the fourth quarter of 2011. On a full-year basis, consolidated annual revenue was $389 million, up 2% from 2011, and just outside the low end of the revised annual guidance range.

Quarterly revenue in the North Sea region for the fourth quarter was $39.5 million, down approximately 5% or $2.3 million from the third quarter. The decrease was not unexpected, and it reflects the typical seasonality we see in Q4 and Q1.

Revenue for the fourth quarter in Southeast Asia was $13.6 million, down $4 million or 23% from the third quarter. As we mentioned on the third-quarter call, we made some strategic management changes in Southeast Asia to better capitalize on the market opportunities we see in this region. As a result, revenue for the fourth quarter of 2012 was, and the first quarter of 2013 is going to be, lower than what would be expected based on current market conditions.

The Americas region generated revenue of $41.9 million during the fourth quarter, essentially flat from the prior quarter. Both utilization and average day rate were up on a sequential quarterly basis, reflecting the transfer of a vessel to Southeast Asia, which was unemployed during the third quarter. Aside from the vessel sales and vessel moves, revenue utilization and average day rate were essentially flat throughout each of the subregions of the Americas.

On a consolidated basis, direct operating expense was $51.8 million, which was above our revised quarterly guidance of approximately $49 million. The increase was due to an unanticipated increase in accrued pension liabilities, additional fuel costs related to the vessel moves, and some accrued penalties in Brazil related to difficulty in getting regulatory clearance on the vessel we mobilized down to Brazil in Q4. Drydock expense for the fourth quarter was $9.9 million, in line with our revised guidance.

General and administrative expenses for the fourth quarter amounted to $16.1 million, $4.1 million over the quarterly guidance of $12 million. The overage was due principally to two items — a $2.3 million write-down of a receivable from a North Sea customer that suddenly went into liquidation in the fourth quarter; and an additional severance expense and other costs of $1.5 million related to the restructuring of our Southeast Asia operations. The new management team in Southeast Asia is now in place, and we do not anticipate any material severance costs related to this restructuring going forward.

Consolidated depreciation of $15.1 million was essentially flat and in line with our guidance for 2012. As a result, consolidated operating income for the fourth quarter was $1.8 million, reflecting an operating income margin of 2%. Interest expense for the fourth quarter was $5.2 million, an increase of $900,000, which reflects the interest on the additional bonds issued during the quarter.

There was also a bit more activity below the operating income line this quarter. We had approximately $550,000 of amortized debt costs that we wrote off when we repaid the facility agreement, and we had $1.3 million of foreign currency and other movements during the quarter. All of these amounts were non-cash charges.

The tax provision for the fourth quarter was a benefit of $273,000, which resulted in an overall tax rate for 2012 of 12%. Capital expenditures for the quarter amounted to $81.5 million. For full-year 2012, capital expenditures totaled $192.3 million. Of that amount, $124.7 million was for progress payments on the newbuild program, $51.1 million was for the purchase of two vessels, and $16.5 million was related to upgrading equipment on our vessels and the ongoing mid-body extension program.

Cash on hand at year end was $185.2 million. All totaled, net debt, total debt less cash, was $268.8 million at December 31. That’s an increase of $75 million since September 30, and it reflects cash generated by operations during the quarter of $38 million, offset by capital expenditures of $82 million, and dividends and debt issue costs of $31 million.

So, to recap, at year end the senior notes represented all of our $501 million of outstanding indebtedness. There are no borrowings outstanding under our revolving credit facility, and no amounts outstanding on the term loan facility, which was retired during the quarter.

As it pertains to 2013, the following is our initial guidance for the upcoming year. Revenue for 2013 is currently anticipated to be between $395 million and $445 million. We will tighten up this range as we move through the year. We currently anticipate revenue for the first quarter to be between $90 million and $95 million, with each subsequent quarter in 2013 increasing between $6 million and $11 million per quarter. The typical pattern for GulfMark is to see higher revenue in the second and third quarters of the calendar year. This year, due to the timing of the delivery of new vessels, the revenue pattern will be different. The seasonality will still be there, it is just anticipated to be overshadowed by the increase in the number of vessels the Company expects to have operating in the last half of the year.

Direct operating expense for the year is anticipated to be $208 million. On a quarterly basis, direct operating expense is anticipated to increase during the year from $51 million in the first quarter, to $55 million in the fourth quarter. We anticipate drydock expense to be $25 million for the year, $15 million in the first half and $10 million in the second half. General and administrative expense is anticipated to be $13.5 million per quarter during 2013. Depreciation is anticipated to go up $3 million year over year to $63 million. The first two quarters will be approximately $15 million, and the last two quarters will increase slightly, with a beginning 2014 run rate of $17.5 million per quarter.

Cash paid for interest during 2013 is anticipated to be $32 million, which equates to $8 million per quarter. For 2013, interest expense will be $20 million, because a large portion of the cash paid for interest will be capitalized to the vessels under construction. On a quarterly basis, interest expense is anticipated to be $6 million in the first quarter, declining slightly in the subsequent quarters of 2013. The tax rate for 2013 is anticipated to be 13%. For 2013, we anticipate spending $228 million on the newbuild program, and we anticipate spending approximately $30 million on other capital projects, including the US mid-body extension program.

We announced in December, the establishment of a share repurchase program. Through February 25, we have repurchased $11.5 million worth of our common stock. We have purchased 324,000 shares at an average price of $35.46. We also announced in December that we would be more focused on our divestiture program. In 2012, we divested of five of our eight Fast Supply Vessels and Crewboats. We continue to have three larger Fast Supply Vessels in the fleet. In general, this program will be focused on redeploying the capital we have in vessels that we consider non-core based on a variety of factors, including age, scale of operations, or geographic fit. In 2012, we divested of $41 million worth of vessels, and our objective would be to increase that level in 2013.

There are currently 11 vessels that we will be constructing over the next two years, and the total construction cost of these vessels is estimated to be $456 million. As of December 31, we had spent approximately $180 million on these vessels. We anticipate spending $228 million in 2013, $38 million in 2014, and $10 million in 2015 to complete this construction program. The vessels will begin to deliver in the second quarter of 2013. There has been no change to the expected total cost of the program, but one vessel, the first 300-class US vessel, is now anticipated to deliver in the third quarter of 2013, one quarter earlier than originally scheduled. A schedule setting out the basic specifications of each of the newbuilds, their anticipated total cost, and the quarter in which they are anticipated to be delivered will be featured in the 10-K filed later today.

The funding of the vessels will be largely through cash currently on hand, and cash generated by operations over the next two years. But we will also begin to utilize our revolving credit facilities. Contract cover for 2013 stands currently at 48%, up from the 36% we reported on the last earnings call. Consolidated contractual revenue for 2013 was $227 million; that is revenue dollars and backlog. The $227 million of revenue dollars for 2013 breaks down as follows — $101 million for the North Sea; $21 million for Southeast Asia; and $105 million for the Americas. Forward contract cover for 2014 stands currently at 27%, and the total US dollar value of all backlog is currently $481 million.

And with that, I will transfer the call to Bruce to give more detail on current market conditions and more perspective on 2013.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Thank you, Quintin. And David, thank you very much for the very kind remarks. I will offer some comments on our overall expectations for the future, and then ask David Rosenwasser to give a more detailed perspective. 2012 is over, and we look forward to 2013. Fourth quarter of 2012 included a number of factors that influenced results, but not our business going forward. We, with the agreement of the shipyard doing the project, decided to accelerate the stretch program, putting an additional vessel into the yard in the quarter, ahead of our plan. This moved some of the cost into the fourth quarter of 2012 that we expected to expend in 2013. The result was that we have completed two of the vessels early, and those boats are now on term contracts.

We had one of our smaller charters in the North Sea, who had a vessel on contract for more than two years, become insolvent, and we had to reserve the outstanding revenue invoices, and lost considerable further vessel days before we could remove the [deck] spread and put the vessel back into the market. The vessel is now back into the marketplace.

We delivered a vessel to Brazil, but encountered the types of problems others have noted getting the vessel on contract. We have only recently succeeded in getting the vessel on charter, and have and will account for penalties, as Quintin mentioned, related to the contract. We may at some point get some reduction, but for now we have accounted for the maximum amount. We also completed the mobilization of a vessel out of Brazil, sending it to Southeast Asia, where it has been undergoing upgrades which will be completed possibly later this week.

Recently in Indonesia, there was a stoppage of extensions that had allowed a number of foreign-flagged ships to work in Indonesia. We lost only one vessel contract because of the change, but we had anticipated increasing our presence in that country by a couple of vessels, and the timing of that is now uncertain.

Finally, as Quintin mentioned, we had pension cost adjustments that caused our North Sea expenses to come in high. Although there is nothing we can assume looking to the future, about every three years we have ended up with some level of pension adjustment.

Looking to the future, we see indications that we are moving toward an up cycle that we are well-positioned to benefit from. This year, we have a smaller drydock program than last year, and that not only reduces expenditures, but increases days available for charter. We have now completed the lengthening project on five of the six vessels available for the initial program, and should complete the sixth in the first half of the year.

We are also now in a position to expand the program to incorporate the second class of vessels. There are 10 vessels in that class, and we have agreed to contract for the first group of vessels, and will start the program this year. In fact, we are likely to put the first vessel in the yard about mid-year, well ahead of our original plan. We also will complete a number of upgrades, bringing one North Sea vessel up to the highest requirements looked for in the Norwegian market, and will complete dynamic positioning, DP2, upgrades on several other vessels.

We have signed an LOI with an as yet unnamed charterer, which, similar to rig contracts, would result in the two vessels coming out of service for a period of time. But then we would get repaid, for both the mobilization and for the cost of the upgrades that we put into the vessels.

Recently, one of our vessels completed a project in East Africa, our first entry into that region. Two of the scheduled deliveries are arctic-class ships, allowing us to work in colder locations. Our changes in Asia are likely to see ships from that region working in a wider range of locations. Overall, our fleet, which is flexible and varied, will be younger and more capable in 2013.

Before I turn the call over to David, I thought I would make some comment about revenue guidance. Last year, mid-year, we entered into the concept of providing revenue guidance, despite the fact that our markets move quickly and that we make a number of planning changes that affect revenue guidance. This year, 2013, is an interesting year. All indications suggest a strengthening marketplace, and that strength accelerates as the year progresses, and particularly in the second half of the year. Thus, our guidance is somewhat wider than what we have tried to provide previously. However, as the year develops, we will be in a better position to bring the range down, or adjust the range based on how the market actually performs, and as it conforms to our expectations.

With that, I will turn it over to David, and then give a short wrap-up.

David Rosenwasser - Gulfmark Offshore Inc - COO

Thank you, Bruce. As most of you know, we, as a Company, concentrate on term contracts where possible, and that continues to be our focus around the world. As we discussed on our prior call, we increased our North Sea spot exposure in 2012, which turned out to be a much weaker market than we expected. As the year progressed, however, our focus shifted to the term market with some success. The fourth quarter was a typical winter market in the North Sea, with reduced spot market activity. That has continued into the first quarter, although we did see a brief period of accelerated demand and improved rates. In the winter of ’11/’12, for example, we laid up one vessel in the area. We did not have to do that this winter, because although the winter spot rates were weak, utilization remained strong enough to keep us active in the area.

We have continued to concentrate our term business, and are into a renewal process, as Bruce mentioned, with two of our first-quarter rollovers already agreed, and a further vessel completing a program and switching to a new term charter. In addition, two vessels currently in the spot market are under term discussions that likely will take them out of the market, with a third vessel possibly committed in the not too distant future. The vessel that came off as a result of the charter bankruptcy Bruce mentioned had some interesting opportunities before it, and our plans are to see that vessel leave the spot market as well. The end result should be a higher term coverage remaining, with some minimal spot exposure in the area, should the spot market improve as we move into the summer period.

The seven-vessel newbuild program in the North Sea continues to progress well, with a number of hulls taking shape in various yards across Europe. Currently, all of these vessels continue to be on time and on budget.

In Southeast Asia, we experienced a seasonal softness we expected, with several vessels coming off term contracts and entering into a weak spot market. We have taken advantage of this time to initiate a restructuring in the area, which we expect will better position ourselves in the region going forward. As Bruce mentioned, the market is changing, and we have seen at least one area become more restricted to foreign-flagged vessels, while other areas appear to be opening new and/or expanding their operations.

Our key focus is to best position ourselves for this changing environment. Not only with enhanced equipment, but also through a strong onshore support base. During the quarter, we brought another vessel into the area from Brazil, taking the opportunity to upgrade her capabilities during her regulatory drydock. We have also expanded our onshore support group to address the expanding and more diverse work opportunities we see developing in Southeast Asia. This should allow us to enter additional markets within the area, while also expanding our overall capabilities as well.

In the Americas, we continue to see growing vessel demand. The fourth quarter was comparable to Q3, even though several vessels were out of service for much of the quarter, due to mobilizations and enhancements. Since the beginning of the year, we have seen the majority of our contracts in the US Gulf roll over at higher rates, absorbing the operating cost increases we expect for 2013.

The growing demand also allowed us to accelerate the start of one of our planned 230-class vessel enhancements into the fourth quarter from the first quarter of this year, in order to meet a customer requirement. This meant that we had two 230-class vessels which were out of service during Q4 recently deliver within weeks of each other, both going immediately onto term contracts for customers here in the US Gulf. The sixth and final vessel in the 230-class enhancement vessel program recently entered the yard, after finishing her term contract. She is expected to deliver in the second quarter of this year.

Finally, coming off the success of our 230-class vessel enhancement program, we have recently entered into an agreement with the shipyard to begin our 260-vessel class enhancement program. Phase one of this program includes 4 vessels, although up to 10 of our vessels will ultimately qualify. The first of the 260-class is expected to deliver in Q3 of this year, around the same time as our first 280 newbuild vessel. The end result in the Americas will mean that we will upgrade the fleet by completing three 230-class vessels, three 260-class vessels, and one 280 newbuild vessel by the end of 2013.

With that, I would like to turn it back over to Bruce.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Thanks, David. As most of you know, GulfMark has always worked to, and intends to maintain, a strong balance sheet. We now have a financial structure in place that we feel can support the development of future earnings growth, and at the same time allow us to provide current return to stockholders. Our current newbuild program, and the various vessel upgrade projects, shows our commitment to providing for future earnings. Our intention to match sales of non-core assets to Company stock purchases when the stock trades in certain bands, and the dividend policy that we intend to maintain into the future, are all part of our long-term planning.

Similarly, we have focused a great deal of effort into building our employee base into a strong team, and developing the talent we need to move the Company forward. Recently, we announced the changes that are a reflection of the strong team that is in place to build the future. As a shareholder, I am looking forward to the next few years and the benefit of the hard work to put GulfMark in the position it is today.

And with that, we will turn it over for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

And our first question will come from Todd Scholl of Clarkson Capital Markets. Please go ahead.

Todd Scholl - Clarkson Capital Markets - Analyst

Good morning.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Good morning.

Todd Scholl - Clarkson Capital Markets - Analyst

Bruce, congratulations on your retirement, and Quintin on being promoted.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Thank you.

Todd Scholl - Clarkson Capital Markets - Analyst

And so, my first question is really as it relates to the North Sea. It seems to us that we have seen some strength in the North Sea, as it relates to the timing of some rig moves, when the market can get very tight at times. So have you been able to take advantage of any of that? And then my other question is, on the contracts that you have rolled over so far this year in the first quarter, were those at higher rates? Or the same rates? What did we see, kind of when you rolled them over?

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

The moves, so far this year, have all been positive, as far as the contracts have gone. All of them have gone at higher rates than the expiring rate. The recent level of activity in the North Sea has slackened off this week, because the weather has improved. But when you have a period of bad weather, and you have a number of rig moves come out at the same time the market tightened up, and tightened up fairly quickly. This is somewhat counterintuitive to what analysts had expected and said about this year. But obviously, the market is close enough to balance to where it doesn’t take a whole lot to change it over. We did benefit to some extent from the changes. We had a couple of vessels that were on 30 day type jobs, where they didn’t get any reflection. But the ones that were actually in the spot market did pick up the benefit during the couple of weeks that we had of strengthening. I think that answers the question.

Todd Scholl - Clarkson Capital Markets - Analyst

Yes, definitely. And just — could you maybe — I wasn’t able to get when you were going through the numbers. What do you exactly expect — if everything that you want right now rolls from spot to term, what would be the percentage that would be in the term market, versus the spot in the North Sea?

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

That will change, quarter to quarter. But what, whereas we have generally had 5 vessels, and in periods 5 to 6 last year. I think we would be talking more in terms of an average of 3. It might be higher in some quarters and lower in others.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay. Great. Thank you.

Operator

Our next question comes from Jeff Spittel of Global Hunter Securities. Please go ahead.

Jeff Spittel - Global Hunter Securities - Analyst

Thank you, good morning, gentlemen. Maybe if we could start off with Southeast Asia, and can you provide a little bit more detail about the management restructuring? And then would the prognosis be, in terms of the utilization recovery, that maybe we could get back to more of a normalized run rate by the time we get to the second quarter of 2013?

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Yes. I will start it off. Quintin has been doing quite a lot of work, and so I will pass it to him to finish up anything I missed. But essentially, Southeast Asia is a changing marketplace. We have focused on the concept of cabotage or restrictive trading. We have also looked at the expanding opportunities. Some of the markets that have been sort of backwaters in the past are now expanding. And so, the shape and the changes and the presence required in Southeast Asia has, for instance, allowed us to concentrate a little more on PSVs, and on markets that are a little bit farther from the typical pattern where we have worked, primarily Thailand, Malaysia, Indonesia and a little bit in Vietnam.

And now, through the course of last year, we saw some expansion of that. We had some improvement in third quarter of last year, which led to the concept of, okay, the strength is going to continue through. This is the time to make the changes, and start to make the moves to expand and to change Southeast Asia, because it is clearly an area that provides excellent margins and has a lot of scope for the future. Unfortunately, the situation in Indonesia changed somewhat, from what we saw and were expecting. And a number of vessels that had been working construction in the [Sacalene] area came back earlier than was anticipated. And frankly, the market slowed down very significantly towards the latter part of this November and through December, and has only started to slowly pick up this year. But the concepts and the inherent potential that we saw is there, and we see it as the year develops. I don’t know what I have missed, but —

David Rosenwasser - Gulfmark Offshore Inc - COO

No. I think that is a great summary. I would also add that the management team turnover is complete, and the new management team was installed in early January. It will take them a month or so to get everything ramped back up. I would expect that by Q2 and Q3 of this year, we see results that are hopefully better than what we saw in Southeast Asia last year.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

And for expanding the marketing presence, the HSE side, the quality provisions, the ability to support major operators as they expand their activities and levels in the region.

Jeff Spittel - Global Hunter Securities - Analyst

Okay. And then a big picture question. We are starting to see the newbuild rig deliveries show up. So far, are you starting to see some evidence that you’re getting either more absorption per new build rig in terms of the vessels, or larger vessels in terms of capacity that each new rig is absorbing in your different end markets?

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

I think I will let David handle that. I don’t think you see that, per se, in the North Sea. What you see is delivery enhancements, as far as vessel requirements in the North Sea, based on where the rigs are actually located. But I think you see a more fundamental effect in the Gulf of Mexico.

David Rosenwasser - Gulfmark Offshore Inc - COO

That’s right. As we see these rigs move into the Gulf, and we look at what the requirements are going forward, we are seeing certain characteristics that are developing, and we are having to make sure we are addressing in our fleet. That would include kind of, how we look at newbuilds going forward, what type of equipment we are going to have on those vessels and so forth. So as we continue to develop, as we go forward, we will continue to look at those enhancements. And while we have the opportunity to make it any necessary changes we can, all of the vessels still in the shipyard, we will do so.

Jeff Spittel - Global Hunter Securities - Analyst

Great. Thanks. Bruce, congratulations, and best wishes in retirement.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Thank you.

Operator

Our next question comes from Greg Lewis of Credit Suisse. Please go ahead.

Gregory Lewis - Credit Suisse - Analyst

Yes, thank you, and good morning. Quintin, could you touch a little bit more on the management turnover in Indonesia? I mean, I guess, their office is in Singapore And just — I mean in other words, were the replacements or the new management team, were those internal people that were promoted internally? Or was that like sort of a replacement of the management team from the outside?

Quintin Kneen - Gulfmark Offshore Inc - CFO

It was a replacement of the management team from the outside. So we brought in some talent that we think is really world-class that has a lot of experience in the area, not just in the typical areas that we have operated historically, but outside the scope of that. So most of the management team came from the outside. And as a result, they will take another month or so to get up to speed. But we did have one person that transferred in from the North Sea operations as well. But for the most part, they came from the outside.

Gregory Lewis - Credit Suisse - Analyst

Okay. Great. And just in terms of — you mentioned the one boat that was down in Indonesia related to that. I mean, it sounds like this is something that is sort of righting itself, and could be better in the second — by the second quarter. Is there any other areas in Southeast Asia where just given — is this something that GulfMark is constantly on the lookout for, where were we could see other types of events where there is a problem with foreign companies inside these markets? And the only reason I ask, is because some of your competitors have had similar issues like this overseas. Do think this is a trend that is potentially going to start developing in Southeast Asia? Or do you think this is more of like a one-off type event?

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Well, Indonesia is somewhat complex. I mean it has instituted cabotage provisions similar to the Jones Act in the United States. There is not a sufficient number of Indonesian flagged vessels to meet the requirement, and there are certain factors involved in creating Indonesian presence, either through owned companies or joint ventures that have been somewhat murky or difficult for people to identify. And as a result, there have been a series of extensions of the ability to keep the foreign flagged vessels in place.

There was nothing to indicate that was not going to continue throughout 2013, but it didn’t. And as far as how many vessels actually came off, we don’t know, because there is not that much information. There is a lot of smaller Southeast Asia players, and so we have heard a number of concepts. We expect that the cabotage related type concepts become more significant in places such as Malaysia, eventually, potentially in Thailand, Vietnam, et cetera. So you have got to change the scope to be able to prepare for those. And at the same time, you look at expanding opportunities that are coming in places as varied as Papua New Guinea and Myanmar. So it is an ever-changing market.

It is somewhat difficult sometimes to anticipate where those changes are. And at the same time, it is also appeared (inaudible) a place of shorter-term contracts, and more in consisting in marketing changes. If we were to go back to where we were in October with virtually full utilization, we looked at several projects coming up that allowed us to say, okay, maybe this is the time to go do it. But in the end, a long tow project that we thought we had in place, ended up getting on a heavy lift vessel. A couple of programs that we actually thought we would be supporting in December of last year, still haven’t started. It is a more changeable marketplace, and we have just seen some of the reflection of that.

Gregory Lewis - Credit Suisse - Analyst

Okay. Thanks for the time, and Bruce, congratulations.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Thank you.

Operator

And our next question comes from Jeff Tillery of Tudor and Pickering. Please go ahead.

Jeff Tillery - Tudor, Pickering, Holt & Co. Securities - Analyst

Hi, good morning.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Good morning.

Jeff Tillery - Tudor, Pickering, Holt & Co. Securities - Analyst

For the vessel upgrade program in the Gulf of Mexico, could you just give us a little color on an individual vessel basis? What does that mean, from either the cost or just rough order of magnitude of downtime on those vessels?

David Rosenwasser - Gulfmark Offshore Inc - COO

On the 230 program, we have talked about it in the past, that the downtime is approximately 90 days. And as the last — the sixth vessel, we just mentioned has just came into the yard, we expect 90 days out of service. That shouldn’t change much for the 260 vessel enhancement. It will be around the same time plus or minus a week or so.

Jeff Tillery - Tudor, Pickering, Holt & Co. Securities - Analyst

So about 90 days —?

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

I would anticipate a week or so more.

Jeff Tillery - Tudor, Pickering, Holt & Co. Securities - Analyst

Okay.

David Rosenwasser - Gulfmark Offshore Inc - COO

On the cost side, we haven’t yet identified with the cost is on the 260 program, although it will be somewhat higher than what we have seen on the 230. It’s a larger vessel, both in width, depth and length. So there will be a requisite increasing cost to accommodate that.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

But we are evaluating certain upgrades that we can add within the program, not to every vessel, but to incorporate them. But similar to the 230 class vessels, these are diesel electric vessels. We are basically changing the steel structure and wiring. We are not having to change shaft lines, major machinery, equipment, or anything like that. So it’s a very similar process to the previous project. It is just a slightly larger vessel.

Jeff Tillery - Tudor, Pickering, Holt & Co. Securities - Analyst

And then you mentioned in the release, the Gulf of Mexico basically being in full utilization for parts of this quarter already. As you think about this year playing out, obviously, you will have some utilization headwind with the vessels out of service. But can we think about the Gulf of Mexico as achieving 90%-ish utilization for the year given the tightness?

Quintin Kneen - Gulfmark Offshore Inc - CFO

I think that is certainly possible, yes.

Jeff Tillery - Tudor, Pickering, Holt & Co. Securities - Analyst

The last question I had, just on Southeast Asia. As you reposition the fleet, and as we get into kind of the middle part of the year, should we think about the overall rate, day rate for the region as being in the $15,000 day range? Is that possible, as we get the fleet kind of where you like it?

Quintin Kneen - Gulfmark Offshore Inc - CFO

$15,000 on average day rate would be up slightly from where we were at historically. And that is possible, but it’s probably going to be more flattish than [up slightly].

Jeff Tillery - Tudor, Pickering, Holt & Co. Securities - Analyst

Okay. All right, thank you.

Operator

And our next question comes from Bill Dezellem of Tieton Capital Management. Please go ahead.

Bill Dezellem - Tieton Capital Management - Analyst

Yes, thank you. We have a couple of questions. First of all, what are your thoughts relative to backfilling the CFO role going forward?

Quintin Kneen - Gulfmark Offshore Inc - CFO

Well, we certainly will backfill the CFO role going forward, but we haven’t made any determinations as to how we are going to go about that.

Bill Dezellem - Tieton Capital Management - Analyst

Then secondarily, at this point in the cycle, would you discuss your philosophies/ strategies for forward contracts and maybe even approach it by region, if there’s a difference in your mind set, just in terms of where we are at in the cycle?

David Rosenwasser - Gulfmark Offshore Inc - COO

Sure. As we talked earlier, we are still concentrating on contract coverage. That is something that is fundamental to our strategy and has been historically. I don’t see any change as we go forward. It varies by region. The North Sea is largely a contracted market, whereas places like the US market are largely spot. When we talk about term contracts, a term contract length can be anywhere from three months to multi-year. The longest contracts we have in place are up to 10 years.

As we go forward, we will look at each individual areas, and try to obviously, to put ourselves in a position where we have strong forward contracts cover and thus cash flow. And especially as we talked about the North Sea, we would like to look at that as a highly contracted market and minimize our spot exposure. So we will continue to do that as we go forward. Southeast Asia, it is really a mix. We will, obviously, look at and concentrate on contract coverage going forward to the extent we can. But we will have to remain flexible somewhat, depending on what other areas we are trying to move into in that area.

Bill Dezellem - Tieton Capital Management - Analyst

And part of where I was going with the question is, given the strength that you are anticipating going forward, would you be less inclined to enter into longer-term contracts today, than maybe you would be a year and a half from now?

David Rosenwasser - Gulfmark Offshore Inc - COO

I believe that is correct. And when we look at a strengthening market like we see in 2013, 2014, 2015, the benefit of term isn’t as strong to us as it is, if we think the market is turning over. So, as we think about the 2013, 2014, 2015, and order for us to lock up term contracts, we would have to have high price expectations, high day rate expectations (inaudible).

Bill Dezellem - Tieton Capital Management - Analyst

Thank you both.

Operator

Our next question comes from Joe Gibney of Capital One. Please go ahead.

Joe Gibney - Capital One - Analyst

Thanks, morning. David, just a couple questions for you. I was curious on the North Sea spot exposure. I know you referenced a couple in the spot likely going to term, a third a possibility. You are trying to minimize some of the exposure in aggregate. Just what is sort of a reasonable expectation for a number of vessels in the spot, at least in near-term visibility in the North Seas of 1 to 2 PSVs, and 1 to 2 or 2 to 3 anchor handlers, a reasonable assumption?

David Rosenwasser - Gulfmark Offshore Inc - COO

I think what you first said is correct, 1 to 2 PSVs and maybe 1 to 2 anchor handlers. But Bruce mentioned kind of an average 3 or 4, depending on where we are in the quarter.

Joe Gibney - Capital One - Analyst

Okay. Helpful. And on Gulf of Mexico, just curious — if I missed this earlier, but did you reference how rates turned in within your Gulf of Mexico fleet, sequentially in the quarter? And I also just want to get your perspective a little bit on the term. You referenced a couple of 230 boats coming out and going on term. And just how term is shaking out in the Gulf of Mexico, your perspective on that from a fleet strategy as you enter the year now, with — assume you have a little bit of a lift obviously in utilization and the floater count improving? Just curious to get your perspective.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Sure. The majority of our vessels in the US Gulf have rolled over since the beginning of the year at much stronger rates. As we go forward, term for us in the US Gulf is like I said, anywhere between three months and beyond. We are seeing opportunities out there on multi years charters, one, two, and three-year charters. As we look forward, and we roll these larger vessels back into the fleet and deliver our newbuild vessels, we will look at what we think the opportunities are in ’13, ’14, and ’15 as Quintin mentioned to determine whether or not we roll those into the spot market or we pursue the term opportunities which are there.

Joe Gibney - Capital One - Analyst

Okay, fair enough Quintin, if you could just repeat this — I am sorry I missed it — you were moving through the interest expense assumption. I just want to make sure I have that dialed in correctly, given some of the capitalization in the back half of the year with the newbuilds. If you could repeat that, I would appreciate it?

Quintin Kneen - Gulfmark Offshore Inc - CFO

Absolutely. Interest expense for the year we expect to be $20 million. It will start out at $6 million in Q1, and gradually move down throughout the year.

Joe Gibney - Capital One - Analyst

Okay. I appreciate it.

Operator

And our next question comes from Matt Beeby of Williams Financial. Please go ahead.

Matt Beeby - Williams Financial Group - Analyst

Thanks, good morning,.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Good morning.

Matt Beeby - Williams Financial Group - Analyst

You referenced the Gulf of Mexico rates improving, and being able to pass through some cost. Can you talk about — will that also allow for some margin expansion, and then what you are seeing in leading edge for the higher class vessels in the Gulf of Mexico?

David Rosenwasser - Gulfmark Offshore Inc - COO

I don’t think we generally talk about leading edge rates. I know some of our other competitors do. But I would say that you are talking about greater than 10% across the board, and in some cases much higher than that percentage increases.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

I don’t think we want to really get into rates, per se. But we have talked quite a lot at investor conferences about the payback periods and the rate improvement on the 230 extensions. And actually, it has moved up significantly from what we have demonstrated and discussed in the past. And it’s — the results have been quite beneficial and continue to move up positively. The rates across the board are moving up. And as we go forward, we have made a number of commitments for three-month periods and some for six months periods. But we are still trying to keep as much of the forward leverage in 2013 available as we can.

Matt Beeby - Williams Financial Group - Analyst

Okay. And then, Bruce, I think you talked about the vessel that [mobed] back to Brazil from the US Gulf, and recently restarting. Can you me give any other further clarity there? And then I assume we are done with mobilizations for the most part between regions, is that accurate?

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Well, I don’t know that I can give any clarity about Brazil. (Laughter). We have always had a very good process mobilizing vessels to and from Brazil. Over the course of the last couple of years, we have essentially pulled back from Brazil. It is going through period in which there are a number of difficulties. And even though we thought we were fully prepared on all of the regulatory fronts, and fully prepared for the whole process, it amazed me at least, as to how much different it was since the last time we mobilized a vessel into the area.

And it was a very difficult process, even though our people worked very hard, and we had put in a lot of effort. I suspect that in comparison to others, the vessel went on in a reasonably opportune time. But it still took a long time, and you have to factor that in when looking at Brazil. We have one vessel that comes off charter in Brazil this year. Interestingly enough, we have been offered an extension opportunity and we are evaluating that. So we may end up with another mobilization this year. We may not.

Matt Beeby - Williams Financial Group - Analyst

All right. Thanks.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Thanks.

Operator

And our next question comes from Cole Sullivan of ISI Group. Please go ahead.

Cole Sullivan - ISI Group - Analyst

Hi. Most of my questions have been answered, but just on the North Sea newbuilds. Can you give us any color on the some of the recent discussions on those? I know you have got several others coming into the fleet this year.

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

Yes. One of the benefits of a transition and the new team is that they probably have a better focus than I do. Historically, I have always been very hesitant to enter into early discussions on newbuilds, because of the — you are making commitments and you are never quite sure about when delivery comes. But the market is very active. There have been a number of preliminary discussions. We [have] entered into a tender or two at this time, not with the intent necessarily of winning, but developing more knowledge in the marketplace. And the team will be out, actually, on another customer requested marketing spend next week, visiting and discussing. And it’s the same thing that David has talked to a number people in, and the guys in the Gulf of Mexico have progressed pretty well along in the plans and discussions, related to potential for the vessels that are being built in the Gulf.

Cole Sullivan - ISI Group - Analyst

Okay. Thanks for that. And then on the 6 potential other stretches for the Gulf of Mexico on the 260s, what would you need to see to move forward on those, after this first 4?

David Rosenwasser - Gulfmark Offshore Inc - COO

I think we need to make sure that we are working with our customers on timing, to bring those vessels in. We couldn’t — we couldn’t bring those 6 vessels into ’13 without severely impacting our revenue in the region. So I think we are going to look at a progressive program like we did with the 230 enhancement, to ensure that we have our customers needs covered. But at the same time, taking advantage of the timing opportunities, regulatory drydocks and others to bring those vessels into enhancement when it is possible.

Cole Sullivan - ISI Group - Analyst

Okay. That’s all I had. I appreciate it.

Operator

Our next question is from — a follow-up from Todd Scholl of Clarkson capital markets. Please go ahead.

Todd Scholl - Clarkson Capital Markets - Analyst

Hi, just real quick, can you give me a little bit more color on the pension liability, and if that something that we could expect to see again? Was that just a — something that resulted due to market fluctuations and the value of the assets in the pension?

Quintin Kneen - Gulfmark Offshore Inc - CFO

Todd, it was really the projected benefit obligation related to the change in corporate bond rates. Corporate bond rates are used as the general benchmark for projecting income while in the fund. It is an actuarial-based computation. With those rates coming down substantially, the protected growth in the value of the pension assets was lower, and therefore there was a pension adjustment [one-off].

Todd Scholl - Clarkson Capital Markets - Analyst

Okay. Great. Just wanted to check, thanks.

Operator

Our next question is from [Mark Brown] of Citigroup. Please go ahead.

Mark Brown - Citigroup - Analyst

Good morning. Just was wondering if you could provide a little bit more color on the mariner operating costs that you have talked about, trying to pass those on to operators. And specifically, maybe on a per vessel basis, how much inflation do you expect? It’s sometimes hard to parse out how much of the cost increases are driven by the newbuilds entering the fleet, versus just per vessel inflation.

Quintin Kneen - Gulfmark Offshore Inc - CFO

Sure. I will touch on the per vessel and hand it over to David to give you more color on what is being passed through and how fast we can do that. But on a per vessel cost per day basis, we are probably up 6% to 8% depending on the region, driven mostly by labor costs. There are some maintenance cost increases in some of the regions. But for the most part, it is labor cost driven.

David Rosenwasser - Gulfmark Offshore Inc - COO

I think it is very important to note that the charters appreciate and understand that rates are moving up for mariners. It’s also important that we provide those customers with qualified, experienced mariners, and they understand that. So it is very easy to discuss with a customer where we need to be on a rate adjustment to cover some of those increasing costs. And we have been very fortunate to have customers who have been working with us, not on a boat by boat basis, but on a general basis as we go forward on making those adjustments. We are very comfortable that the adjustments we have made, we mentioned earlier on the rollovers, have more than covered where we need to be for the upper adjustments we have seen this year.

Mark Brown - Citigroup - Analyst

All right. Thank you. I also wanted to ask about the divestitures that you talked about being more focused on, and perhaps even increasing the dollar value in 2013. Are there specific asset classes that you are looking at or geographical markets? Or how are you going about the process of determining which of your vessels would the candidates for divestiture?

Bruce Streeter - Gulfmark Offshore Inc - President & CEO

We look at it on a strategic basis. We look at what elements constitute the characteristics that make a vessel part of our core fleet, and not part of our core fleet. Typically, when we sell a vessel, even if it is sold within the industry, it is no longer competitive with our ships, because we have moved on to a different place and time. Quintin mentioned that the returns on the fast supply vessels in the Gulf of Mexico were such that we moved a number of those last year. And obviously, since we have three left, all of them are on term charters, and steady with customers. So, it is possible that we will keep those. But it is also possible that we would continue that. But aside from that, it would be largely on a vessel by vessel basis, no particular area or region concentration.

Mark Brown - Citigroup - Analyst

All right. Thank you very much.

Operator

(Operator Instructions)

And at this time I have no further questions in the queue, so this will conclude today’s question and answer session. I would like to turn the conference back over to Mr. Butters for any closing remarks.

David Butters - Gulfmark Offshore Inc - Chairman

Thank you, Emily. And I just want to thank everyone for joining us, and we look forward to visiting with you again in another three months. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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